Exhibit 99.1

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP.

ANNOUNCE COMPLETION OF EXCHANGE OFFER

FOR $475 MILLION OF SENIOR NOTES DUE 2022

OVERLAND PARK, Kan., August 29, 2014 (GLOBENEWSWIRE) — Ferrellgas, L.P., and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced the completion of their offer to exchange $475 million principal amount of their 6.75% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of their outstanding and unregistered 6.75% Senior Notes due 2022, the principal amount of $325 million of which were issued on November 4, 2013, and the principal amount of $150 million of which were issued on June 13, 2014, each in a private placement.

The exchange offer expired at 5:00 p.m., New York City time, on August 25, 2014. The time period for tendering notes under guaranteed delivery procedures expired at 5:00 p.m., New York City time, on August 28, 2014. A total of $475 million (100%) of the notes were validly tendered and accepted for exchange.

This exchange offer was performed pursuant to the registration rights agreements entered into as part of the financing transactions completed in November 2013 and June 2014, and does not represent a new financing transaction.

Contact:

Alan Heitmann, Investor Relations, 913-661-1533